ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care Announces the Expiration
and the Results of Exchange Offer

TOLEDO, Ohio, December 3, 2004—Manor Care, Inc. (NYSE: HCR) announced today the expiration and the results of its offer to exchange up to $100 million in principal amount of 2.125% Convertible Senior Notes due 2023 (CUSIP numbers 564055AD3 and 564055AE1). The exchange offer expired at 12:00 midnight, New York City time, on December 2, 2004.

As of the expiration of the exchange offer, approximately $93 million aggregate principal amount representing approximately 93 percent of the outstanding principal amount of the existing notes had been tendered for exchange. Manor Care has accepted all tendered notes and, in exchange, will issue a like principal amount of new notes and pay an exchange fee of 0.25 percent of the principal amount of the existing notes tendered. Manor Care will not receive any proceeds from the issuance of the new notes in the exchange offer.

Global Bondholder Services Corporation served as the information agent and exchange agent for the exchange offer.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances

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Manor Care Announces Expiration of Exchange Offer, Page 2

and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.